EXHIBIT 99.1

Aptimus Announces Appointment of Industry Veteran Bob Bejan to Board of Directors

SAN FRANCISCO, CA May 16, 2005 — Aptimus, Inc. (NASDAQ: APTM), the performance-based advertising network, today announced that Bob Bejan has joined its board of directors as an independent director. A Microsoft Corp. veteran involved in much of the development of the Microsoft Network and other online initiatives, Bejan is currently the CEO of Optimobius, Inc., a digital marketing and consulting agency.

“We are delighted to have Bob join the board,” said Tim Choate, President and CEO of Aptimus. “He has years of deeply relevant experience at Microsoft, including driving the worldwide strategic partnership and sales efforts at MSN, which can be helpful as we seek to add large publishers to our network. He also truly understands Internet marketing and is active in helping major advertisers like CDW Corp. build their online businesses, which can be helpful as we continue to grow our base of leading advertisers and chart our strategic course,” said Choate.

“Aptimus is the industry leader in Internet based lead generation,” stated Bejan. “The opportunities for Internet marketing are vast and growing and Aptimus is positioned well to participate in that growth. I look forward to rolling up my sleeves and working with my fellow directors and senior management to help drive the company’s future success.”

Before founding Optimobius 2½ years ago, Bejan spent 6½ years at Microsoft, beginning his career there as the Executive Producer for the Microsoft Network. Bejan’s career at Microsoft included roles as General Manager, MSN Business Development and Programming, Director of Worldwide Sales, Operations & Programming and finally as head of MSN’s worldwide strategic alliance group, developing deeply integrated relationships with companies such as Bank One, Daimler Chrysler and State Farm Insurance. Throughout his career, Bejan was centrally involved in key aspects of monetizing the Microsoft Network.

Bob’s career prior to Microsoft includes roles as CEO of Virtual Worlds, Inc., a virtual reality entertainment company, Founder of Interfilm, LLP, an interactive motion picture studio, and Vice President of Warner Brothers Online, where he helped establish the studio’s online presence. Bejan is a director of several non-profit organizations and also an advisor to Revenue Science, Inc., a privately held behavioral targeted online advertising company.

About Aptimus, Inc.

Aptimus Inc. (www.aptimus.com) is a leading provider of performance-based marketing services. Aptimus offers a performance-based advertising network that generates new revenues for Web site publishers while generating sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of Web site and email distribution channels. Marketers pay only for the results they achieve on a cost per click, cost per lead, cost per acquisition, or cost per impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For Web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers’ sites and adds value for their customers. At the core of the Aptimus Network platform is the company’s proprietary technology, Dynamic Revenue Optimization™, which automatically determines on a real-time basis specific advertiser offers for promotion on each publisher’s Web site and in each email sent. The company’s primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on Web sites, online advertising programs, and email marketing campaigns. Aptimus’ current clients include many of the top 500 direct marketers. Aptimus Web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

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SOURCE Aptimus, Inc.

CONTACT for Investors:

Investor Relation Firm: Budd Zuckerman Genesis Select Corporation 303-415-0200 or John Wade Chief Financial Officer Aptimus, Inc. 415-896-2123, ext. 245 johnw@aptimus.com

MEDIA INQUIRIES: Holly Nuss Public Relations Aptimus, Inc. 415-845-1095 hollyn@aptimus.com